Exhibit 10.2
CONFIRMATION

Date:	May 31, 2006

To:	Montpelier Re Holdings Ltd.
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
Telefax No.:	(441) 296-5551
Attention:	Kip Oberting

From:	Credit Suisse International
One Cabot Square
London E14 4QJ England

External ID: – Risk ID:

Dear Sir or Madam,
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
In this Confirmation, “Credit Suisse” means Credit Suisse International and “Counterparty” means Montpelier Re Holdings Ltd.
1.	The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the 2002 Definitions and this Confirmation, this Confirmation will govern. The Transaction is a Share Forward Transaction within the meaning set forth in the 2002 Definitions.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if Credit Suisse and Counterparty had executed the ISDA Form (without any Schedule thereto) on the date hereof. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation shall be deemed to supplement, form part of and be subject to the Agreement.

If there exists any ISDA Master Agreement between Credit Suisse and Counterparty or any confirmation or other agreement between Credit Suisse and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Credit Suisse and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Credit Suisse and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 31, 2006

Effective Date:	June 6, 2006

Seller:	Counterparty

Buyer:	Credit Suisse

Shares:	The common shares, par value 1 / 6 cent per share, of Counterparty (the “Issuer”) (Symbol: “MRH”).

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Shares and Valuation Date set forth in this Confirmation. The payments, issuances and tenders for repurchase for cancellation to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Shares:	For each Component, as provided in Annex A to this Confirmation; provided that the Number of Shares for each Component shall be increased by 50.4626% of (x) the sum of (1) number of Option Hedge Shares (as such term is defined in the Underwriting Agreement dated as of the date hereof among Counterparty, Credit Suisse and Credit Suisse Securities (USA) LLC (the “Underwriting Agreement”)) purchased by the Underwriter (as such term is defined in the Underwriting Agreement) pursuant to Section 2 of the Underwriting Agreement, and (2) the number of additional Additional Shares (as such term is defined in the Underwriting Agreement) corresponding to such number of Option Hedge Shares (such number of Additional Shares calculated based on Credit Suisse’s “delta” hedge ratio as of the Trade Date), divided by (y) twenty (such quotient subject to rounding by the Calculation Agent to avoid odd lots). For the avoidance of doubt, any reference herein to “the Number of Shares” without any reference to a particular Component means the aggregate Number of Shares for all Components.

Forward Floor Price:	USD11.25

Forward Cap Price:	USD18.375

Prepayment:	Applicable with respect to Funded Components (as defined below); Not Applicable with respect to Unfunded Components (as defined below).

Seller may, at any time, upon no less than two Scheduled Trading Days prior written notice to Buyer, designate a Currency Business Day (the “Prepayment Date”) occurring after the Trade Date but prior to the Valuation Date for any Component to receive from Buyer an amount equal to the Prepayment Amount for such Component. Such notice shall indicate the Component(s) with respect to which Seller is designating a Prepayment Date.

For the avoidance of doubt, Seller may designate a Prepayment Date for a Component for which there has previously been both a Prepayment Date and a Repayment Date.

With respect to a Funded Component for which the Prepayment Date occurs prior to an increase in the related Number of Shares pursuant to the proviso in the definition thereof, on the date, if any, that the Underwriter (as such term is defined in the Underwriting Agreement) exercises its option to purchase Option Hedge Shares (as such term is defined in the Underwriting Agreement) pursuant Section 2 of the Underwriting Agreement, Buyer shall be deemed to have elected an additional Prepayment, calculated with respect to a number of Shares equal to the amount of such increase and with a Prepayment Date being the date one Settlement Cycle following the date on which the Underwriter (as such term is defined in the Underwriting Agreement) exercises such option.

Prepayment Amount:	For any Component, the product of (i) the Number of Shares for such Component, and (ii) the Present Value for such Component as of the Prepayment Date of the Forward Floor Price.

Present Value:	With respect to any Component, the Present Value of any amount as of any date shall be the present value as of such date of a payment of such amount on the scheduled Settlement Date for such Component (assuming the Valuation Date for such Component occurs on the Scheduled Valuation Date for such Component), calculated using a discount rate equal to the Discount Rate as of the Scheduled Trading Day immediately preceding such date, assuming a tenor of the period of time from and including such date to but excluding such scheduled Settlement Date.

Discount Rate:	As of any date, an interpolated rate for the relevant tenor specified in the definition of “Present Value”, as determined by the Calculation Agent by reference to the U.S. dollar LIBOR swap curve as of such date as displayed on Bloomberg page “USSW” (or, if such page is not available or does not display such swap curve, such other source as the Calculation Agent determines). The Discount Rate shall be applied on an actual/360 basis.

Counterparty’s Right to Pay Repayment Amounts:	Seller may, at any time, upon no less than two Scheduled Trading Days prior written notice to Buyer, designate a Currency Business Day (the “Repayment Date”) occurring after the Prepayment Date for any Component but prior to the Valuation Date for such Component to pay to Buyer an amount equal to the Repayment Amount for such Component. Such notice shall indicate the Component(s) with respect to which Seller is designating a Repayment Date.

Repayment Amount:	For any Component, the product of (i) the Number of Shares for such Component, and (ii) the Present Value for such Component as of the Repayment Date of the Forward Floor Price.

Funded Component:	Any Component with respect to which a Prepayment Date has occurred and with respect to which a Repayment Date has not subsequently occurred.

Unfunded Component:	Any Component that is not a Funded Component.

Variable Obligation:	Applicable

Exchange:	New York Stock Exchange

Related Exchanges:	All Exchanges

Calculation Agent:	Credit Suisse, which shall make all calculations, adjustments and determinations in a commercially reasonable manner. Upon request by Counterparty, the Calculation Agent shall provide Counterparty and Credit Suisse with a schedule of all calculations, adjustments and determinations in reasonable detail and in a timely manner, and will use reasonable efforts to consult with Counterparty and Credit Suisse prior to making calculations, adjustments and determinations where reasonably practicable.
Valuation:

In respect of any Component:

Valuation Date:	The Scheduled Valuation Date provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Valuation Date for another Component); provided that if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be a Valuation Date in respect of any other Component of the Transaction hereunder; and provided further that if such Valuation Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Valuation Date for such Component (irrespective of whether such date is a Valuation Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the 2002 Definitions, the Settlement Price for such Valuation Date shall be the prevailing market value per Share on the Final Disruption Date determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the 2002 Definitions, if a Market Disruption

Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Shares for the relevant Component for which such day shall be the Valuation Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for the remaining Number of Shares for such Component. Section 6.6 of the 2002 Definitions shall not apply to any Valuation Date hereunder.

Final Disruption Date:	April 10, 2008

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the 2002 Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.
Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that Section 7.1 of the 2002 Definitions is hereby amended by adding the phrase “Net Share Settlement (in the case of Unfunded Components)” after “Cash Settlement” in the sixth line thereof; and provided further that Seller may elect that more than one Settlement Method shall apply to all Components; and provided further that the same Settlement Method or Methods shall apply to all Components (except that if Seller elects for Net Share Settlement to apply to any portion of all the Components, Seller shall be deemed to have elected for Physical Settlement to apply to that portion of any such Components that are Funded Components).

If Seller elects for more than one Settlement Method to apply to all Components, in the Settlement Method notice delivered pursuant to Section 7.1 of the 2002 Definitions, Seller shall specify, as a number of the aggregate Number of Shares, the portion of all Components to be settled by each Settlement Method.

If Seller elects for more than one Settlement Method to apply to all Components, then each Component shall be treated, for purposes of these Settlement Terms, as if it were more than one Component, each with a Number of Shares equal to the applicable portion of the Number of Shares for such Component and with the Settlement Method as specified in the Settlement Method described in the immediately preceding sentence. For the avoidance of doubt, the proportion of each Component to which each Settlement Method shall apply shall be approximately equal.

Default Settlement Method:	Physical Settlement

Electing Party:	Counterparty

Settlement Method Election Date:	For all Components, the date that is two Scheduled Trading Days prior to the Scheduled Valuation Date for the first Component.

Settlement Date:	In the case of Physical Settlement or Net Share Settlement, the date that is one Settlement Cycle immediately following the Valuation Date.

Settlement Price:	Notwithstanding Section 7.3 of the 2002 Definitions, the Settlement Price will be equal to the Rule 10b-18 volume-weighted average price per Share on the Valuation Date as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MRH.N <equity> AQR SEC” (or any successor thereto).

Forward Cash Settlement Amount:	Clause (iii) of Section 8.5(e) of the 2002 Definitions is hereby replaced by the following: “(iii) if the Settlement Price is greater than the Forward Cap Price, an amount equal to 61.2245% of the difference of (A) the Settlement Price, minus (B) the Forward Cap Price.”

Number of Shares to be Delivered:	Clause (iii) of Section 9.5(c) of the 2002 Definitions is hereby replaced by the following: “(iii) if the Settlement Price is greater than the Forward Cap Price, a number of Shares equal to 61.2245% of the Number of Shares.”

Net Share Settlement:	If Net Share Settlement is applicable, then, on the Settlement Date, if the Net Share Amount is positive, Seller shall issue to Buyer a number of Shares equal to the Net Share Amount and Buyer shall pay to Seller an amount equal to the aggregate par value of such Shares, and, if the Net Share Amount is negative, Buyer shall tender for repurchase for cancellation to Seller a number of Shares equal to the absolute value of the Net Share Amount and Seller shall pay to buyer USD0.01. Any such issuance (or tender for repurchase for cancellation) will be made through the relevant Clearance System to the account of Buyer or Seller, as the case may be, specified in this Confirmation. The provisions of Sections 9.8, 9.9, 9.10, 9.11 (subject to the provisions opposite the caption “Representation and Agreement” below) and 9.12 of the 2002 Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read to refer also to “Net Share Settled.”

Net Share Amount:	The sum of (a) the Forward Cash Settlement Amount determined as if Cash Settlement were applicable (and Prepayment were Not Applicable with respect to such

Component), and (b) the Adjustment Amount, divided by the Settlement Price. The “Adjustment Amount” shall be equal to, if such Forward Cash Settlement Amount is positive, the aggregate par value of the Net Share Amount, or, if such Forward Cash Settlement Amount is negative, USD0.01, multiplied by -1.

Representation and Agreement:	Notwithstanding Section 9.11 of the 2002 Definitions, the parties acknowledge that (i) any Shares tendered by Credit Suisse for repurchase for cancellation for USD0.01 by Counterparty (including in connection with Net Share Settlement) will be subject to compliance with applicable law and restrictions and limitations arising from Counterparty’s status under applicable securities laws, and (ii) any Shares issued to Credit Suisse in return for payment of at least the par value thereof (whether in connection with Physical Settlement or Net Share Settlement) will be subject to restrictions and limitations under applicable securities laws, as described in Section 4(c)(ii) below.
Share Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment. Notwithstanding the foregoing, any cash dividend or distribution on the Shares, the declaration and payment of which shall be subject to compliance with Bermuda law, whether or not extraordinary, shall be governed by the provisions opposite the caption “Dividend Adjustment” below and shall not be a “Potential Adjustment Event” for purposes of Section 11.2 of the 2002 Definitions.

Dividend Adjustment:	If at any time during the period from, but excluding, the Trade Date to, and including, the Valuation Date, an ex-dividend date for a cash dividend or distribution occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend or distribution is greater than or less than the Regular Dividend on a per Share basis, then the Calculation Agent will adjust either the Forward Floor Price or the Forward Cap Price or both to preserve the fair value of the Transaction to the parties after taking into account such dividend or distribution (or, if such adjustment would not so preserve such fair value, the Calculation Agent may also adjust the Number of Shares to so preserve such fair value). If no Ex-Dividend Date occurs within any calendar quarter (including, without limitation, because of an inability to declare or pay dividends under Bermuda law), Counterparty shall be deemed to have paid a cash dividend in an amount of zero with an Ex-Dividend Date occurring on the last Exchange Business Day of such calendar quarter.

Regular Dividend:	USD0.075 for the first dividend or distribution on the Shares for which the Ex-Dividend Date falls within a regular quarterly dividend period of Counterparty, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same regular quarterly dividend period. Counterparty’s ability to declare and pay dividends will, at all times, be subject to compliance with Bermuda law.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and 9.2(a)(iii) of the 2002 Definitions.
Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the 2002 Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or the London Stock Exchange (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Alternative Obligation; provided that if the relevant New Shares are quoted, traded or listed on the London Stock Exchange, the Calculation Agent shall be permitted to make changes to the exercise, settlement, payment or other terms of the Transaction to preserve the fair value of the Transaction to the parties after taking into account changes in currency relevant to the Shares and any changes in the tax position of Credit Suisse as a result of such change in listing.

(b) Share-for Other:	Cancellation and Payment, subject to Section 6(b).

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Not applicable

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment, subject to Section 6(b); and provided that Section 12.6(a)(iii) of the 2002 Definitions is hereby amended by adding the words “on the London Stock Exchange or” after the word “re-quoted” in the fourth line thereof.

In addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or the London Stock Exchange (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	Notwithstanding the foregoing, if Shares are re-listed, re-traded and re-quoted on the London Stock Exchange, the Calculation Agent shall be permitted to make changes to the exercise, settlement, payment or other terms of the Transaction to preserve the fair value of the Transaction to the parties after taking into account changes in currency relevant to the Shares and any changes in the tax position of Credit Suisse arising as a result of such occurrence. For all applicable Extraordinary Events, Credit Suisse
Additional Disruption Events:

Change in Law:	Applicable; provided that (x) Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation,” and (y) clause (Y) of Section 12.9(a)(ii) of the 2002 Definitions is hereby deleted.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Loss of Stock Borrow:	Applicable; provided that the phrase “at a rate equal to or less than the Maximum Stock Loan Rate” at the end of the definition of Loss of Stock Borrow shall be deleted in its entirety; and provided further that Section 12.9(b)(iv) of the 2002 Definitions is hereby amended by deleting the phrase “at a rate equal to or less than the Maximum Stock Loan Rate” in each of the fifth and the seventh lines thereof.

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	Zero basis points.

Hedging Party:	For all applicable Additional Disruption Events, Credit Suisse

Determining Party:	For all applicable Additional Disruption Events, Credit Suisse
Non-Reliance:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Optional Early Termination or Settlement
          (a) At any time on or prior to the Valuation Date for any Component, Seller may elect, by delivery of three Scheduled Trading Days prior written notice to Buyer, to terminate such Component, in which case an Additional Termination Event shall be deemed to have occurred in respect of which (1) Seller shall be the sole Affected Party and (2) such Component shall be the sole Affected Transaction.
          (b) In addition, and without limiting paragraph (a) above, at any time on or prior to the Valuation Date for any Component, Seller may elect, by delivery of three Scheduled Trading Days prior written notice to Buyer, to accelerate the Valuation Date for such Component, in which case the Calculation Agent shall adjust the applicable payment or issuance (or tender for repurchase for cancellation) amount such that the net value to the parties of the resulting settlement equals the net value that the parties would have owed or been entitled to, as the case may be, had Seller elected to terminate such Component pursuant to paragraph (a) above.
          (c) Seller may, prior to electing to terminate any Component pursuant to paragraph (a) above or accelerate the Valuation Date for any Component pursuant to paragraph (b) above, request a quotation from the Calculation Agent or Buyer, as applicable, as to the applicable terms of such termination or the settlement resulting from such acceleration, as the case may be, and the Calculation Agent and Buyer shall be bound by the terms of such quotation if Seller then makes such election within one full Exchange Business Day; provided, however, that if any event of the type described in the first paragraph of Section 9 of the Underwriting Agreement occurs during such full Exchange Business Day, neither the Calculation Agent nor Buyer shall be bound by the terms of such quotation. For the avoidance of doubt, such quotation may be expressed as a function of the value of the Shares as determined by the Calculation Agent.
4. Matters relating to the Purchase of Shares and Related Matters:
          (a) Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the following conditions:
          (i) all of the conditions set forth in Section 5 of the Underwriting Agreement shall have been satisfied;
          (ii) the representations and warranties of Counterparty contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date;
          (iii) Counterparty shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date;
          (iv) all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date; and
          (v) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date.
If issuance of, and payment of the par value for, the Hedge Shares (as such term is defined in the Underwriting Agreement) shall not have occurred by the Closing Date (as such term is defined in the Underwriting Agreement), the parties shall have no further obligations in connection with the Transaction, other than in respect of breaches of representations or covenants on or prior to such date. If, for any reason, the prospectus contemplated by the Underwriting Agreement ceases to satisfy the requirements of the Underwriting Agreement prior to the completion by Credit Suisse, its affiliates or the other underwriters of the sale of a number of Shares equal to the Number of Shares, plus the “Number of Shares” as such term is defined in the Confirmation, dated as of the date hereof, between Credit Suisse and Counterparty relating to a Share Forward Transaction for which the initial, aggregate number of Shares underlying such Share Forward Transaction is 7,774,800 (the “Second Confirmation”), Credit Suisse may reduce the Number of Shares hereunder such that the Number of Shares, plus the “Number of Shares” as such term is defined in the Second Confirmation is equal to the number of Shares sold pursuant to the Underwriting Agreement prior to such time, and in such event, the Calculation Agent shall make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to the parties. If one or more Suspension Days (as such term is defined in the Underwriting Agreement) occur under the Underwriting Agreement, the Calculation Agent shall from time to time propose to Counterparty an adjustment to the terms of the Transaction that is appropriate to reflect any gain realized or loss suffered by Credit Suisse in connection with its hedging activities in relation to the Transaction as a result of such Suspension Days (it being understood and agreed by the parties hereto and the Calculation Agent that, without limiting the generality of Section 1.40 of the 2002 Definitions, such adjustment (1) shall be commercially reasonable and (2) shall reflect only such gain or loss resulting solely from its inability to hedge its position in relation to the Transaction as a result of such Suspension Day), in which event Counterparty shall have the right to elect, in its sole discretion, to (x) accept such adjustment, (y) so long as no Component hereunder is a Funded Component, amend this Confirmation such that the Transaction will be, thereafter, a Share Forward Transaction with a non-variable number of Shares equal to Credit Suisse’s net “delta” short position with respect to the Transaction at such time, a forward price accretion rate equal to LIBOR, a forward price determined by the Calculation Agent to preserve the fair value of the Transaction to the parties, an assumed regular quarterly cash dividend of USD0.075 and unless otherwise agreed by the parties, that is consistent with the Interpretive Letter (as defined below) (in which case the parties hereto shall negotiate in good faith to so amend this Confirmation) or (z) reduce the Number of Shares hereunder such that the Number of Shares, plus the “Number of Shares” as such term is defined in the Second Confirmation, is equal to the number of Shares sold pursuant to the Underwriting Agreement prior to such time, and, if Counterparty makes the election set forth in clause (z), the Calculation Agent shall make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to the parties. Credit Suisse shall use commercially reasonable efforts to complete the sale of a number of Shares equal to the Number of Shares plus the “Number of Shares” as such term is defined in the Second Confirmation pursuant the Underwriting Agreement prior to September 6, 2006. If Credit Suisse has not completed such sales prior to such date, Counterparty shall have the right to elect, in its sole discretion, at any time thereafter to reduce the Number of Shares hereunder such that the Number of Shares, plus the “Number of Shares” as such term is defined in the Second Confirmation, is equal to the number of Shares sold pursuant to the Underwriting Agreement prior to such time, and, if Counterparty makes such election, the Calculation Agent shall make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to the parties.
          (b) Interpretive Letter. The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted by Robert W. Reeder and Leslie N. Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Interpretive Letter”).
          (c) Agreements and Acknowledgments Regarding Shares.
     (i) Counterparty hereby represents and warrants to, and agrees with, Credit Suisse that the Shares have been duly authorised and any Shares, when issued in return for payment of at least the par value thereof in accordance with the terms of the Transaction and upon delivery of a certificate therefor (or a certified copy of the share register showing the relevant share entry to Credit Suisse or to the order of Credit Suisse), will be validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares), and the issuance thereof will not be subject to any preemptive or similar rights.
     (ii) Counterparty agrees and acknowledges that Credit Suisse will hedge its exposure to the Transaction by selling, pursuant to a registration statement in the manner contemplated by the Underwriting Agreement, Shares borrowed from third parties, or Shares issued to Credit Suisse by Counterparty pursuant to the Share Issuance Agreement dated as of the date hereof among Counterparty, Credit Suisse and Credit Suisse Securities (USA) LLC, in its capacity as Collateral Agent (as defined therein) (the “Share Issuance Agreement”), and each of Credit Suisse and Counterparty currently believes that the Shares (up to the Number of Shares) issued by Counterparty to Credit Suisse pursuant to the Share Issuance Agreement or the Transaction may be used by Credit Suisse to settle such sales or close out open Share borrowings created in the course of Credit Suisse’s hedging activities related to its exposure under the Transaction without further registration under the Securities Act of 1933, as amended (the “Securities Act”), it being understood that if any such issued

Shares are tendered by Credit Suisse to Counterparty for repurchase for cancellation, subject to compliance with applicable law, for USD0.01, then it is the current belief of the parties that Shares subsequently issued by Counterparty to Credit Suisse may not be so used. Accordingly, Counterparty agrees that, subject to Section 4(d), the Shares that it first issues to Credit Suisse on or prior to the Settlement Date or Cash Settlement Payment Date (whether in connection with settlement of the Transaction or pursuant to a related Share issuance transaction) will not bear a restrictive legend and that such Shares will be deposited in, and the issuance thereof, and payment of at least the par value thereof, shall be effected through the facilities of, the Clearance System. If Credit Suisse tenders to Counterparty any Shares for repurchase for cancellation, subject to compliance with applicable law, for USD0.01 pursuant to the Share Issuance Agreement, other than pursuant to Section 5(a) of the Share Issuance Agreement, then Credit Suisse acknowledges and agrees that any Shares issued by Counterparty to Credit Suisse pursuant to the Transaction, plus any Shares issued by Counterparty to Credit Suisse pursuant to the Transaction (as such term is defined in the Second Confirmation) (in each case, after giving effect to the netting provision in Section 19 of the Share Issuance Agreement) that, when aggregated with the number of Shares issued to Credit Suisse, in return for payment of at least the par value thereof, pursuant to the Share Issuance Agreement (without deduction for any Shares tendered by Credit Suisse to Counterparty for repurchase for cancellation, subject to compliance with applicable law, for USD0.01 pursuant to the Share Issuance Agreement), exceed the Number of Shares, plus the Number of Shares (as such term is defined in the Second Confirmation) will be subject to compliance with applicable law and to restrictions on transfer under applicable securities laws, and may only be sold, otherwise disposed of or hedged pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, and, notwithstanding Section 9.11 of the 2002 Definitions, this fact shall not constitute a breach of the representations and warranties contained in such Section 9.11. For the avoidance of doubt, in such event (i) Counterparty shall not be limited in its right to elect a Settlement Method that results in such an issuance of restricted shares, (ii) Counterparty be under no obligation to provide a registration statement or take any other action not specifically set forth in this Confirmation or required by law or its constituent documents in respect of any such restricted Shares, and (iii) no liquidity or other discount shall be applied in connection with such issuance.
     (iii) Counterparty agrees not to take any action to reduce or decrease the number of authorized and unissued Shares below the sum of the aggregate Number of Shares, plus the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party.
     (iv) In connection with this Confirmation and the Transaction, Credit Suisse or its affiliate shall (A) hedge its exposure to the Transaction by selling a number of Shares equal to the Number of Shares pursuant to the registration statement as contemplated by the Underwriting Agreement and (B) use any Shares issued by Counterparty to Credit Suisse, in return for payment of at least the par value thereof, in connection with the Transaction only to settle such sales or close out open Share borrowings created in the course of Credit Suisse’s hedging activities related to its exposure under the Transaction.
          (d) Securities Laws Matters. If the belief of either Credit Suisse or Counterparty stated in the first sentence of sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above changes because of a change in law or a change in interpretation or the policy of the Securities and Exchange Commission or its staff, or either Credit Suisse or Counterparty otherwise determines that in its reasonable opinion any Shares to be issued to Credit Suisse by Counterparty in return for payment of at least the par value thereof may not be used as described under such sub-paragraph (ii) for any reason (other than as a result Credit Suisse tendering to Counterparty any Shares for repurchase for cancellation for USD0.01 pursuant to the Share Issuance Agreement other than pursuant to Section 5(a) of the Share Issuance Agreement), then Counterparty may elect that any Shares issued in return for payment of at least the par value thereof hereunder either be (x) registered pursuant to an effective registration statement covering public resale of such Shares (“Registered Shares”) or (y) deemed to have been issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof (“Restricted Shares”).
     (i) If Counterparty has elected to issue Registered Shares, Counterparty shall have afforded Credit Suisse and its counsel and other advisers a reasonable opportunity to conduct a due diligence investigation of Counterparty customary in scope for underwritten equity offerings, and Counterparty and Credit Suisse shall have executed an agreement containing such terms, covenants, conditions, representations, warranties and indemnities substantially similar to such provisions that are customary for underwriting agreements in underwritten equity offerings.
     (ii) Issuance of Restricted Shares by Counterparty to Credit Suisse in return for payment of at least the par value thereof (a “Private Placement Settlement”) shall be effected in accordance with customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Credit Suisse. On the date of such issuance, Counterparty shall not have taken, or caused to be taken, any action that would make unavailable either (x) the exemption pursuant to Section 4(2) of the Securities Act for the sale or deemed sale by Counterparty to Credit Suisse (or any affiliate designated by Credit Suisse) of the Restricted Shares or (y) the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Credit Suisse (or any such affiliate of Credit Suisse). Counterparty and Credit Suisse shall execute an agreement containing customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Credit Suisse, due diligence rights (for Credit Suisse or any designated buyer of the Restricted Shares by Credit Suisse), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Credit Suisse. In the case of an issuance of Restricted Shares in return for payment of at least the par value thereof, the Calculation Agent may adjust the number of Restricted Shares to be issued to Credit Suisse hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Credit Suisse and may only be saleable by Credit Suisse at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of issuance of such Restricted Shares shall be the Clearance System Business Day following notice by Credit Suisse to Counterparty of the number of Restricted Shares to be issued in return for payment of at least the par value thereof pursuant to this clause (ii). For the avoidance of doubt, issuance of Restricted Shares in return for payment of at least the par value thereof shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.
     (iii) If Counterparty issues any Restricted Shares in return for payment of at least the par value thereof in respect of the Transaction or any restricted Shares in accordance with the terms of Section 3(c)(ii) hereof, Counterparty agrees that (A) such Shares may be transferred freely among Credit Suisse and the wholly owned direct and indirect subsidiaries of Credit Suisse’s ultimate parent entity and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Credit Suisse (or such affiliate of Credit Suisse) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Credit Suisse or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Credit Suisse (or such affiliate of Credit Suisse).
5. Representations, Warranties and Covenants:
          (a) Each party to this Confirmation represents and warrants to the other party that:
          (i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and
          (ii) it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.
                 (b) Counterparty represents and warrants to, and agrees with, Credit Suisse as of the date hereof (and, solely with respect to the representation and warranty set forth in clause (b)(i) below, as of (x) the date of any election by Seller pursuant to Section 3(a) or Section 3(b) above and (y) any date that Counterparty notifies Credit Suisse that Net Share Settlement or Cash Settlement applies with respect to all or a portion of all Components) that:

     (i) each of its filings under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;
     (ii) it has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance, in return for payment of at least the par value thereof, upon settlement of the Transaction as herein provided, the maximum number of Shares as shall then be issuable upon settlement of the Transaction;
     (iii) it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);
     (iv) it is entering into this Confirmation and the Transaction in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;
     (v) it is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and
     (vi) it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M (“Regulation M”) promulgated under the Exchange Act.
     (c) In connection with this Confirmation and the Transaction, Counterparty agrees that:
     (i) it shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and
     (ii) it shall use its best efforts, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default, a Termination Event in respect of which it is an Affected Party, a Potential Adjustment Event, an Extraordinary Event or an Additional Disruption Event, to notify Credit Suisse within one Scheduled Trading Day of the occurrence of obtaining such knowledge; provided that (x) Counterparty shall have no duty or obligation to investigate, or inquire about, the occurrence of any such event; (y) any failure to so notify Credit Suisse shall not result in any increased liability on the part of Counterparty nor shall it be, or deemed to be, a waiver by Counterparty of any of its rights hereunder; and (z) any failure to so notify Credit Suisse shall not constitute an Event of Default.
     (iii) if Counterparty elects Cash Settlement or Net Share Settlement pursuant to the provisions under the heading “Settlement Terms,” in Section 2 above, it shall not engage in any “distribution” (as defined in Regulation M) during the period starting on the Initial Averaging Date and ending on the Valuation Date.
          (d) Counterparty represents and warrants to Credit Suisse as of the date hereof, and as of any date on which Counterparty makes payment to Credit Suisse in connection with any Cash Settlement hereunder, that it is solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages through its wholly-owned operating subsidiary, Montpelier Reinsurance Ltd.

          (e) Credit Suisse represents and warrants to Counterparty that (a) it is an unlimited liability company organized under U.K. law, (b) its sole direct shareholders are Credit Suisse, a Swiss banking company, International Holding AG, a Swiss Aktiengesellschaft, and Credit Suisse Group, a Swiss Aktiengesellschaft, (c) none of Credit Suisse’s direct or indirect shareholders in the Credit Suisse group is a “U.S. person” as that term is defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and (d) Credit Suisse and its affiliates have not granted any “U.S. person” (as so defined) an option to buy 10 percent or more of the stock of Credit Suisse or its direct and indirect shareholders in the Credit Suisse group.
6. Miscellaneous:
          (a) Early Termination. The parties agree that, notwithstanding the definition of Settlement Amount in the Agreement, for purposes of Section 6(e) of the Agreement, Second Method and Loss will apply to the Transaction. For purposes of this Confirmation, “Termination Currency” means United States Dollars.
          (b) Payment on Early Termination and on Certain Extraordinary Events.
          If, subject to Section 6(c) below, one party owes the other party any amount in connection with the Transaction pursuant to Section 12.7 or 12.9 of the 2002 Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), then, in lieu of either party fulfilling such Payment Obligation, Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation, or to require Credit Suisse satisfy any such Payment Obligation, as the case may be, by issuing for payment of at least the par value thereof, or requiring Credit Suisse to tender for repurchase for cancellation for USD0.01, as the case may be, a number of Termination Delivery Units (as defined below) having a cash value equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be issued (or tendered for repurchase for cancellation) to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold or purchased, as the case may be, over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such Payment Obligation or with the cash equivalent of such Payment Obligation, as the case may be). Such issuance (or tender for repurchase for cancellation) and payment shall be made on the third Scheduled Trading Day (or, if such day is not both a Clearance System Business Day and a Currency Business Day, the next following Scheduled Trading Day that is both such days) immediately following the date on which such Payment Obligation would have been due. Notwithstanding anything to the contrary in the Agreement, for purpose of determining the Payment Obligation, the Transaction shall be deemed to be the only Transaction under the Agreement.
“Termination Delivery Unit” means (A) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (B) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to deliver cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
          (c) Set-Off and Netting. Credit Suisse agrees not to set-off or net amounts due from Counterparty with respect to the Transaction against amounts due from Credit Suisse to Counterparty under obligations other than Equity Contracts. Notwithstanding the foregoing, Credit Suisse and Counterparty shall be entitled to set off and net any obligation of Credit Suisse to tender Shares to Counterparty for repurchase for cancellation for USD0.01 under the Share Issuance Agreement, against any obligation of Counterparty to issue Shares to Credit Suisse hereunder in return for payment of at least the par value thereof. Section 2(c) of the Agreement as it applies to payments due with respect to the Transaction shall remain in effect and is not subject to the first sentence of this provision. In addition, upon the occurrence of an Event of Default of the type described in paragraph (vii) of Section 5(a) of the Agreement with respect to either party as the Defaulting Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X (if X is Counterparty, under an Equity Contract) owed to Y (whether or not matured or contingent and whether or not arising under this Confirmation, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (if X is Counterparty, under an Equity Contract) owed to X (whether or not matured or contingent and whether or not arising under this Confirmation, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision. “Equity Contract” shall mean for purposes of this provision any transaction relating to Shares between X and Y that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
          (d) Maximum Share Delivery. Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to issue hereunder, in return for payment of at least the par value thereof, whether pursuant to Physical Settlement, Net Share Settlement, Private Placement Settlement or otherwise, more than two times the Number of Shares to Credit Suisse in the aggregate.
          (e) Status of Claims in Bankruptcy. Credit Suisse acknowledges and agrees that this Confirmation is not intended to convey to Credit Suisse rights with respect to the transactions contemplated hereby that are senior to the claims of common shareholders in a winding up of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Credit Suisse’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement.
          (f) No Collateral. Notwithstanding any provision of this Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transaction is not secured by any collateral. Without limiting the generality of the foregoing, if the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Credit Suisse, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Credit Suisse, and the Transaction shall be disregarded for purposes of calculating any Exposure or similar term thereunder.
          (g) Additional Share Issuance. If at any time Counterparty shall be required to pay any amount in cash to Credit Suisse pursuant to any provision hereunder or under the Agreement (other than pursuant to Section 12.7 or 12.9 of the 2002 Definitions or Section 6(d)(ii) of the Agreement), Counterparty may, upon prior written notice to Credit Suisse, in lieu of making such cash payment to Credit Suisse, issue a number of Shares (“Additional Shares”) with an aggregate value, as determined by the Calculation Agent based on the closing price of the Shares on the Exchange on the immediately preceding Exchange Business Day, equal to the amount of such cash payment plus the aggregate par value of the Additional Shares, in return for a payment of such aggregate par value. The parties acknowledge that any Additional Shares so issued will not be registered for resale under applicable securities laws, and as a result the value thereof so determined by the Calculation Agent will reflect a commercially reasonable illiquidity discount. If, after using commercially reasonable efforts, Credit Suisse cannot sell the Additional Shares so received from Counterparty so as to generate proceeds to Credit Suisse in an amount equal to the amount of the cash payment otherwise owed by Counterparty, Counterparty shall, upon request, issue Additional Shares to Credit Suisse from time to time, in return for a payment of the aggregate par value of such Shares, until such time as the aggregate proceeds from sales effected by Credit Suisse in a commercially reasonable manner of all Additional Shares equals the amount of such cash payment, plus such aggregate par value. Credit Suisse agrees that upon so generating an aggregate amount in proceeds from sales of Additional Shares equal to the amount of such cash payment, plus such aggregate par value, Credit Suisse shall promptly pay to Counterparty any amount of such proceeds in excess of such amount, and tender for repurchase for cancellation to Counterparty any unsold Additional Shares in return for a payment of USD0.01.
          (h) Assignment. The rights and duties under this Confirmation may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that Credit Suisse may assign or transfer any of its rights or duties hereunder to Credit Suisse’s ultimate parent entity or any directly or indirectly wholly-owned subsidiary of Credit Suisse’s ultimate parent entity (a “Permitted Transferee”) without the prior written consent of Counterparty, so long as the senior unsecured debt rating (“Credit Rating”) of such Permitted Transferee (or any guarantor of its obligations under the Transaction) is equal to or greater than the Credit Rating of Credit Suisse, as specified by each of Standard and Poor’s Rating Services and Moody’s Investor Service, Inc., at the time of such assignment or transfer; provided further that a Permitted Transferee does not include (a) an entity that is a “U.S. person” within the meaning of section 7701(a)(3) of the Internal Revenue Code of 1986, as amended, (b) an entity that has any direct or indirect shareholder in the Credit Suisse group that is a U.S. person (as so defined), or (c) an entity, if Credit Suisse or its affiliates have granted any U.S. person (as so defined) an option to buy 10 percent or more of the stock of such entity or any direct or indirect shareholder in the Credit Suisse group of such entity. In connection with any assignment or transfer pursuant to the first proviso to the immediately preceding sentence, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under Agreement. In addition, if, subsequent to any assignment or transfer pursuant to the first proviso to the immediately preceding sentence, the Credit Rating of such Permitted Transferee falls below that of Credit Suisse, such Permitted Transferee shall further assign and transfer its rights and duties under this Confirmation to another Permitted Transferee with a Credit Rating (or whose obligations under the Transaction are guaranteed by a guarantor with a Credit Rating) equal to or greater than the Credit Rating of Credit Suisse within 30 calendar days.
          (i) Designation by Credit Suisse. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Credit Suisse to purchase, sell, receive, tender for repurchase for cancellation or deliver any Shares or other securities to or from Counterparty, Credit Suisse may designate any of its affiliates to purchase, sell, receive or tender for repurchase for cancellation such Shares or other securities and otherwise to perform Credit Suisse’s obligations in respect of the Transaction and any such designee may assume such obligations. Credit Suisse shall be discharged of its obligations to Counterparty to the extent of any such performance.
          (j) Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
          (k) Waiver of Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.
          (l) Governing Law; Submission to Jurisdiction. THE AGREEMENT AND THIS CONFIRMATION AND ALL DISPUTES ARISING THEREFROM AND RELATED THERETO WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF U.S. FEDERAL AND NEW YORK STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY IN CONNECTION WITH ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THE AGREEMENT AND THIS CONFIRMATION.
          (m) Third Party Rights. This Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, Credit Suisse and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and Credit Suisse shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.
          (n) Waiver of Rights. Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
          (o) 10b5-1. The parties intend for any settlement hereof to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).
          (p) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Credit Suisse be entitled to receive, or shall be deemed to receive, any Shares if, upon such receipt of such Shares by Credit Suisse, the “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder) of Credit Suisse’s ultimate parent entity would be equal to or greater than 9% or more of the issued and outstanding Shares. If any issuance owed to Credit Suisse hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to effect such issuance shall not be extinguished and Counterparty shall effect such issuance as promptly as practicable after, but in no event later than one Exchange Business Day after, Credit Suisse gives notice to Counterparty that such issuance would not result in Credit Suisse directly or indirectly so beneficially owning in excess of 9% of the issued and outstanding Shares.
7. Addresses for Notice:

If to Credit Suisse:	One Cabot Square
London E14 4QJ England
Attn: Kevin Studd, Managing Director—Legal Department
Telephone: 44 20 7888 1605
Facsimile No.: 44 20 7888 4603

With a copy to:	Credit Suisse International
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 9th Floor
New York, NY 10010
Attn: Senior Legal Officer
Tel: (212) 538-2616
Fax: (212) 325-8282

If to Counterparty:	Montpelier Re Holdings Ltd.
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda
Attn: Kip Oberting
Tel: (441) 278-5018

Fax: (441) 296-5551
8. Accounts for Payment:

To Credit Suisse:	CS To Advise.

To Counterparty:	MRH To Advise.
9. Issuance Instructions:
          Unless otherwise directed in writing, any Share to be issued hereunder shall be issued as follows:

To Credit Suisse:	To be advised.

To Counterparty:	To be advised.

Yours sincerely, CREDIT SUISSE INTERNATIONAL
By:	/s/ Edmond Curtin
	Name:	Edmond Curtin
	Title:	Managing Director

By:	/s/ David Bonham
	Name:	David Bonham
	Title:	Director

Confirmed as of the date first above written:
MONTPELIER RE HOLDINGS LTD.

By:	/s/ Kernan V. Oberting Name: Kernan V. Oberting
Title: Chief Financial Officer
Our Reference Number: External ID:                 / Risk ID:

ANNEX A
     For each Component of the Transaction, the Number of Shares and Valuation Date is set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1.	396,000	March 3, 2008
2.	396,000	March 4, 2008
3.	396,000	March 5, 2008
4.	396,000	March 6, 2008
5.	396,000	March 7, 2008
6.	396,000	March 10, 2008
7.	396,000	March 11, 2008
8.	396,000	March 12, 2008
9.	396,000	March 13, 2008
10.	396,000	March 14, 2008
11.	396,000	March 17, 2008
12.	396,000	March 18, 2008
13.	396,000	March 19, 2008
14.	396,000	March 20, 2008
15.	396,000	March 24, 2008
16.	396,000	March 25, 2008
17.	396,000	March 26, 2008
18.	396,000	March 27, 2008
19.	396,000	March 28, 2008
20.	396,000	March 31, 2008